ADMINISTRATION AGREEMENT

     AGREEMENT is made this 7th day of December, 1999 by and between Investors Research Fund, Inc., a Delaware Corporation (the ACorporation@), and INVESTMENT COMPANY ADMINISTRATION, L.L.C., an Arizona Limited Liability Company (the AAdministrator@).

                               W I T N E S S E T H

     WHEREAS, the Corporation is registered as an open-end management investment company under the Investment Company Act of 1940 (the A1940 Act), and

     WHEREAS, the Corporation wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the portfolio of the Corporation and the Administrator is willing to furnish such services:

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Corporation hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the operations of the Corporation for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law; the Corporation's articles of incorporation, bylaws, prospectuses and statements of additional information; and the instructions of the Board of Directors of the Corporation.

     2. SERVICES ON A CONTINUING BASIS. The Administrator will perform on a regular basis (daily, weekly or as otherwise appropriate) all administrative services required for the operation of the Corporation and its portfolio (other than those services provided by the Corporation's investment adviser, distributor, custodian, transfer agent, accounting agent, independent accountant and legal counsel), including without limitation those services detailed on the attached Administrative Services list.

     The Administrator agrees that all registration statements and similar materials filed with the Securities and Exchange Commission (the "SEC") in connection with the Corporation's registration with the SEC, and all proxy statements and related materials filed with the SEC in connection with meetings of the shareholders of the Corporation, will be provided to counsel to the Corporation and an appropriate officer of the Corporation in a reasonable time before filing and public distribution.

     3. RESPONSIBILITY OF THE ADMINISTRATOR. The Administrator shall be under no obligation to expand its duties beyond those set forth in this agreement except as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable
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care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. RELIANCE UPON INSTRUCTIONS. The Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Directors of the Corporation and subject to Section 3 hereof, shall incur no liability to the Corporation or the investment adviser to any portfolio of the Corporation in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Corporation to give oral or written instructions on behalf of the Corporation or any portfolio.

     5. CONFIDENTIALITY. The Administrator and its employees shall treat confidentially and shall not provide to any other person all records and other information relative to the Corporation and each portfolio of the Corporation and all prior, present or potential shareholders thereof, except after prior notification to, and approval of release of information in writing by, the Corporation, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

     6. EQUIPMENT FAILURES. The Administrator will take reasonable steps to ensure that its services (and those of its third party suppliers) provided under this Agreement reflect the available state of the art technology with respect to Year 2000 compliance. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

     7. COMPENSATION. Except as otherwise stated in this Agreement, the Administrator shall pay all expenses incurred by it in performing its services hereunder. Except as otherwise agreed upon by the Corporation with other service providers, the Corporation shall bear all other expenses of its operation. The Administrator agrees that it will coordinate with the management of the Corporation the nature and level of the expenses to be borne by the Corporation. As compensation for services rendered by the Administrator during the term of this Agreement, the Administrator shall receive a fee as defined in Appendix A.

     8. INDEMNIFICATION. The Corporation agrees to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Corporation, provided that the Administrator will not be indemnified against any liability to the Corporation or to its shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Corporation and each of its Directors from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence, negligence or reckless disregard of its duties and obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement shall continue until termination by the Corporation (by resolution of the Board of Directors) or the Administrator on 60 days written notice to the other party. All notices and other communications hereunder shall be in writing.

     10. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought, provided such amendment is specifically approved by the Board of Directors of the Corporation.

     11. NOTICES. All notices to a party hereunder shall be in writing and personally delivered, sent by registered or certified mail with return receipt requested, or communicated by telegram, telex, or facsimile transmission, to the address of such party set forth on the signature page of this Agreement, or to such other address of which a party may from time to time notify the other party.

     12. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in California and governed by California law (without regard to principles of conflicts of law). If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.

                                       INVESTORS RESEARCH FUND, INC.

                                       By:/s/ Glenn C. Weirick
                                          -------------------------------------
                                          Name: Glenn C. Weirick
                                          Title: President

                                       Address: 3757 State Street
                                                Santa Barbara, CA 93105





                                       INVESTMENT COMPANY ADMINISTRATION, L.L.C.


                                       By:/s/ Eric M. Banhazl
                                          -------------------------------------
                                          Name: Eric M. Banhazl
                                          Title: Executive Vice President

                                       Address: 2020 E. Financial Way
                                                Glendora, CA 91741

                                   APPENDIX A

ADMINISTRATION SERVICES FEES:

                 Basis Points               Average Net Assets
                 ------------               ------------------

                 .10%                       First $200 million

                 .05%                       Next $300 million

                 .03%                       Thereafter


                 Per Fund Annual Minimums
                 ------------------------

                 $40,000                    Per Fund
                 $15,000                    For each additional share class

                 WESTCAP INVESTORS/INVESTORS RESEARCH FUND, INC.

           MUTUAL FUND ADMINISTRATION AND DISTRIBUTOR TRANSITION PLAN

ADMINISTRATION SERVICES PROVIDED BY INVESTMENT COMPANY ADMINISTRATION, L.L.C.

(ONCE THE FUND'S CONTRACT WITH THE PREVIOUS ADMINISTRATOR IS TERMINATED, WE WILL BECOME THE FUND'S REGULATORY AND OPERATIONS ADMINISTRATOR.)

RESPONSIBILITY FOR BOARD MEETINGS.

*    Supervisory and coordinating the preparation of the agenda.

*    Preparing and distributing materials prior to the meetings.

*    Preparing minutes of each meeting and maintaining the minute book.

RESPONSIBILITY FOR SHAREHOLDER MEETINGS.

* Determining when meetings are needed as well as those matters to be voted on.

*    Drafting proxy material.

*    Supervisory and coordinating printing of proxy material.

*    Supervisory and coordinating proxy solicitation.

*    Preparing minutes of the meeting.

OVERSEEING AND EVALUATING SERVICE PROVIDERS.

* Acting as liaison with the custodian, transfer agent, fund accounting agent, auditors, legal counsel and other service providers.

* Acting as liaison with industry associations and reporting services (e.g. Lipper, Morningstar, CDA, etc.)

MAINTAINING THE REGISTRATION STATEMENT.

*    Drafting annual revisions and circulating drafts.

*    Preparing and filing amendments and supplements ("stickers").

*    Receiving comments from SEC staff.

* Supervisory and coordinating printing of final prospectuses and statements of additional information.

*    Preparing and filing registration fee payments (Rule 24f-2).

*    Filing semi-annual reports on Form N-SAR.

                 WESTCAP INVESTORS/INVESTORS RESEARCH FUND, INC.

           MUTUAL FUND ADMINISTRATION AND DISTRIBUTOR TRANSITION PLAN

ADMINISTRATION SERVICES (CONTINUED)

MAINTAINING STATE REGISTRATIONS.

*    Monitoring status of registration in each state.

*    Increasing amounts registered as needed.

*    Filing renewals as needed.

*    Filing  copies  of  registration   statement  amendments,   reports,  sales
     literature and other documents.

*    Filing sales reports.

PREPARING SHAREHOLDER REPORTS.

*    Drafting reports and circulating drafts.

*    Supervisory and coordinating printing and distribution.

*    Filing copies with SEC.

MONITORING COMPLIANCE.

* Reviewing 1940 Act, IRS, state and voluntary investment restrictions with portfolio managers.

*    Preparing checklists for use by portfolio managers.

*    Preparing compliance reports for management and the Board.

*    Monitoring the adequacy of the fidelity bond and D&O insurance.

*    Monitoring the Transfer Agent's "escheatment" reporting

*    Monitoring the Fund's retirement plans currency.


*    PREPARING BUDGETS AND CONTROLLING EXPENSES.

*    Establishing budgets each year for the accounting services agent.

* Comparing budgeted expenses to actual during the year and revising budgets as needed.

*    Reviewing bills as received and approving for payment by the custodian.

* Monitoring commercial bank accounts, if any, maintained on behalf of the Fund and ensuring that any interest is payable to the Fund.

HANDLING SEC INSPECTIONS.

*    Gathering data as requested by the SEC staff.

*    Responding to staff questions during the course of the examination.

*    Responding to SEC correspondence resulting from inspections.